Exhibit 10.10

LETTER OF OFFER OF EMPLOYMENT

Revised July 11, 2014

Louis J. Mannello, Jr.

Dear Louis:

On behalf of Great-West Life & Annuity Insurance Company ("Great-West" or the "Company"), I am pleased to offer you a full-time position as Senior Vice President & Chief Financial Officer. This position will be located in Greenwood Village, Colorado and will report to Robert Reynolds, President and Chief Executive Officer, Great-West Life & Annuity Insurance Company and William Lovatt, Executive Vice-President and Chief Financial Officer, Great-West Lifeco Inc. If you accept this offer, your start date will be August 11, 2014.

COMPENSATION

Your compensation will consist of the following:

Salary: Salary will be $415,000.00 per year, to be paid biweekly.

Initial Stock Option Grant: Subject to the terms of the Great-West Lifeco Stock Option Plan and subject to approval by the Great-West Lifeco Compensation Committee, an initial grant of Great-West Lifeco stock options with an approximate value of $225,000 on or shortly after your employment commencement date. These stock option grants will each vest at 20% per year for five years following the grant date.

Non-Qualified Deferred Compensation Plan: Eligibility to participate in the Company's Non-Qualified Deferred Compensation Plan.

Annual Bonus Program: Participation in the Company's Annual Bonus Program beginning from your date of hire. Your target and maximum reward opportunity will be based on the bonus program in effect for your employee level (the current target for your level is 75% of eligible earnings in any calendar year). Bonus payments are neither automatic nor guaranteed, are subject to approval by the Company's Compensation Committee, are contingent on a variety of factors and are determined by the Company in its sole discretion. The Annual Bonus Program is subject to change or termination at any time with or without notice. In order to be eligible to receive any annual bonus payments, you must be actively employed by Great-West and in good standing on the date that the bonus is paid.

Notwithstanding the terms and conditions set forth in the preceding paragraph, you will receive a minimum annual bonus of 75% of your eligible earnings for the 2014 calendar year. Eligible earnings are defined as the compensation paid by the Company while an employee is actively performing his/her role. Eligible earnings do not include any supplemental pay or third party pay amounts received while an employee is not actively at work. This annual bonus payment is currently scheduled to be paid no later than March 15, 2015.

Annual PSU Program: Participation in the Company's Annual PSU Program, beginning from your date of hire, whereby an individual's annual PSU grant will be a % of base pay, depending on prior year's annual bonus performance. The current annual PSU grant for your employee level is a target of 25% and a maximum of 37.5% of base salary. PSU grants are neither automatic nor guaranteed; they are subject to the terms of the Share Unit Plan, are subject to approval by the Company's Compensation Committee, are contingent on a variety of factors and are determined by the Company in its sole discretion. Annual PSU grants are determined on or around January or February of each calendar year. The Annual PSU Program is subject to change or termination at any time with or without notice.

Subject to the terms and conditions set forth in the preceding paragraph, you will receive a PSU award of 37.5% of you eligible earnings for the 2014 calendar year. This award will be granted no later than March 15, 2015. Eligible earnings are defined as the compensation paid by the Company while an employee is actively performing his/her role. Eligible earnings do not include any supplemental pay or third party pay amounts received while an employee is not actively at work.

Annual Stock Option Program: Participation in the Company's Annual Stock Option Program, beginning from your date of hire. The number of stock options granted each year will be subject to the policy for employees at your level, currently 110% of base salary. The option grants are calculated by multiplying base salary by 110% then dividing by the converted closing average share price of the last 20 days in the year preceding the grant. Grants are determined on or around January or February of each calendar year. Stock option grants are neither automatic nor guaranteed; they are subject to the terms of the Great-West Lifeco Stock Option Plan, are subject to approval by the Great-West Lifeco Compensation Committee, are contingent on a variety of factors and are determined by the Company in its sole discretion. The Annual Stock Option Program is subject to change or termination at any time with or without notice.

Perquisite Allowance: $5,000.00 annual allowance for reimbursement of various personal expenses such as club dues and fees, financial planning services, etc. In addition a one-time club initiation reimbursement allowance of $10,000.00 will also be provided.

Separation Payment: Should Great-West involuntarily terminate your employment without Cause within two years of your employment commencement date, you will be entitled to a lump-sum separation payment from Great-West of $996,000 to be paid within 70 days following your involuntary termination of employment, provided you sign a separation and release agreement in the form provided by Great-West no later than the 60th day following your termination of employment, and you do not revoke such agreement. For the purposes of the preceding sentence, “Cause" shall include: conduct constituting a felony or other crime involving dishonesty, theft or an act of financial wrongdoing; dishonest or fraudulent conduct; a significant violation or repeated violations of the Company's Code of Business Conduct and Ethics or any other Company policy; prolonged or significantly substandard performance of job duties; or conduct which is materially injurious to the Company, monetarily or otherwise, in each case as determined by Great-West in its sole discretion.

Active Employment Requirement: Except for the Separation Payment described in the previous paragraph, no compensation of any kind shall be payable to you if you are not actively employed by Company on the date such compensation is paid, as determined by Company in its sole discretion.

BENEFITS

Benefits: You are eligible to participate in the Company's benefit plans. Benefit enrollment details will be provided by Human Resources as part of your new hire orientation. If you have additional questions please contact the Chelle Dillabough at 303-737-4545. You will have 31 days from your date of hire to enroll for benefits. Prior to your start date, you will receive an email notification regarding new hire paperwork to be completed online and returned to the
Human Resources Department.

Paid Annual Leave: Your initial accrual rate will be two days per month. beginning on your date of hire. In addition you will receive two days per year as floating holidays.

Indemnification: Great-West indemnifies its employees in accordance with its bylaws.

RELOCATION

You are eligible for a Relocation Package, a brief summary of which is enclosed. When you are ready to relocate, the full policy will be provided to you and arrangements will be coordinated through the Company's Human Resources Department. Should you leave Great-West voluntarily or are involuntarily terminated for Cause, as defined in the Separation Payment section above, prior to your two (2) year anniversary date with Great-West, you must refund the entire amount of Relocation benefits and payments made to you by Great-West.

CONTINGENT OFFER

This offer is contingent upon Great-West Compensation Committee approval and Great-West receiving satisfactory results of a drug screening test, background check, and employment and education verification, as well as satisfactory proof of eligibility to work in the United States. The drug screening test must be completed no later than 48 hours from the time in which the eScreen Passport email is initiated to you. If you are unable to visit a drug testing location within this timeframe, please contact Suzanne Sanchez at 303-737-1655.

Remember that your employment with Great-West is considered to be at-will and may be terminated by you or the Company at any time. Also, continued employment is contingent on your compliance with any applicable registration or licensing requirements.

If you wish to accept this offer, please sign and return it to Suzanne Sanchez within five business days. We look forward to you joining the Great-West team. Should you have any questions, please contact Suzanne Sanchez at 303·737-1655.

Sincerely,

/S/	Robert L. Reynolds
Robert L. Reynolds
President and Chief Executive Officer
Great-West Life & Annuity Insurance Company

/S/	William Lovatt
William Lovatt
Executive Vice President & Chief Financial Officer
Great-West Lifeco, Inc.

Accepted:

/s/	Louis J. Mannello, Jr.	Date:	July 23, 2014
Louis J. Mannello, Jr.